Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Alpha Compute Corp

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on May 21, 2026 (the “May 21, 2026 Form 6-K”). Accordingly, we have attached the May 21, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ALP”. On May 21, 2026, the closing sale price of our Ordinary Shares as reported on Nasdaq was $0.3852.

__________________________________

Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

__________________________________

The date of this prospectus supplement is May 22, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of May, 2026

Commission File Number: 001-40086

Alpha Compute Corp

(Translation of registrant’s name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F [ X ]	Form 40-F [ ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Nos. 333-275842 and 333-289199) and Form F-3 (File Nos. 333-286961, 333-290827, 333-291341 and 333-291921) of Alpha Compute Corp (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

On May 21, 2026, Alpha Compute Corp (the “Company”) issued a press release detailing the Company’s GPU infrastructure pipeline and current financial position. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 21, 2026

ALPHA COMPUTE CORP

By:	/s/ Brittany Kaiser
Brittany Kaiser
Chief Executive Officer

EXHIBIT 99.1

Alpha Compute Corp. Provides Mid-Q2 2026 Update

ALPHA-01 Completed and ALPHA-02 Underway of B300s located in Swedish Data Center, $16.1 million in Annual Revenue

ROAD TOWN, TORTOLA, BRITISH VIRGIN ISLANDS, May 21, 2026 (GLOBE NEWSWIRE) -- Alpha Compute Corp. (Nasdaq: ALP) ("Alpha Compute" or the "Company"), a pioneering technology leader in AI GPU-as-a-service (GPUaaS) and AI Confidential Compute, today provided a business update covering operational, commercial, and financial progress for the period ended May 21, 2026.

During the Q2 period, Alpha Compute secured a $32.2 million, two-year contract with a leading AI research firm — $16.1 million in annual contracted revenue, up from approximately $30,000 as of Q1 2026. The Company also brought its first enterprise-scale Blackwell cluster online and advanced the ALPHA-02 deployment. Alpha Compute enters the back half of Q2 with $21 million in projected revenue over the next twelve months, reflecting contracted revenue plus expected contribution from the pending GAMEE acquisition, and a qualified sales pipeline of over $200 million.

Commercial Highlights

  Contracted Revenue: $16.1 million in annual contracted revenue under a $32.2 million, two-year agreement.
  New Customer Agreements: One new customer agreement signed during the period and upfront payment of $7.5 million due from a leading frontier AI laboratory.
  Sales Pipeline: $200 million plus in qualified pipeline opportunities across AI research, enterprise, and sovereign segments.
  Strategic Partnerships: Telegram Cocoon partnership, Animoca Brands and Midnight Network continuing to grow, and GAMEE acquisition is almost completed, projected to close this quarter pending final audits of GAMEE HK and Czech Republic.

Infrastructure & Deployment Highlights

  ALPHA-01 (Canada): Status: Live for our first enterprise customer as of May 21, 2026. 504 NVIDIA B200 GPUs;
  ALPHA-02 (Sweden): Status: Construction underway, targeting go-live in Q3 2026. Projected 576 GPUs;
  Confidential Compute Stack: Cocoon update in software stack, deployment in pilot phase as Telegram begins scaling of applications;
  Energy & Sustainability: ALPHA-01 and ALPHA-02 are 100% hydroelectric power.

Financial Position

Cash and Cash Equivalents	$10.2 million as of May 21, 2026
Total Assets	$66.9 million
Debt / Financing	$26.6m GPU lease liability and $328k in TON coin-collateralized debt

Corporate & Strategic Developments

  GAMEE: Projected for closing by May 31, 2026;
  Filing of US Government Contracting entity: Projected to launch in Q3 2026;
  Launch of Alpha Compute Capital for financing of AI GPU Special Purpose Vehicles and other financial products associated with funding and maintaining AI GPU Infrastructure.

Management Commentary

"This quarter marked Alpha Compute's transition from infrastructure buildout to revenue-generating operations. With ALPHA-01 live and a robust enterprise pipeline, we are executing on the sovereign AI compute thesis at scale." - Brittany Kaiser, Alpha Compute CEO

Executive Chairman and CIO Enzo Villani noted: “Our primary objective at Alpha Compute is the delivery of AI compute infrastructure to meet the needs of this rapidly expanding market. While hyperscalers prioritize massive-scale projects, our focus remains on edge computing and renewable energy to ensure a future that is both sustainable and secure.”

About Alpha Compute Corp.

Alpha Compute Corp. (Nasdaq: ALP) is a pioneering leader in AI GPU-as-a-service (GPUaaS) and AI Confidential Compute. Alpha Compute builds and operates businesses at the intersection of confidential computing, artificial intelligence, and decentralized AI. The Company’s GPU assets deliver privacy-preserving computation to partners and applications including Telegram, Animoca Brands, GAMEE, and Midnight Network. Alpha Compute is incorporated in the British Virgin Islands.

Visit https://www.alphacompute.ai/

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws. All statements other than statements of historical fact, including those preceded by, followed by, or incorporating words such as "believes," "expects," "anticipates," "intends," "estimates," "plans," "may," "will," "potential," "continues," or similar expressions are forward-looking statements.

Forward-looking statements in this release include, without limitation: the expected timing and go-live dates for Alpha Compute's GPU cluster deployments; projected revenue from the Company's AI infrastructure buildout; anticipated benefits from the Company's confidential compute partnerships and infrastructure expansion; and the Company's broader business strategy and operational plans.

These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those expressed or implied, including: the timing and progress of the Company's strategic initiatives; reliance on third-party vendors and partners; the ability to secure additional financing; uncertainty around the Company's investments and legacy business; risks related to technology platforms and ecosystems; and general market and economic conditions. A more complete discussion of these risks is set forth under "Item 3 - Key Information - Risk Factors" in the Company's Annual Report on Form 20-F for the year ended March 31, 2025, and in the Company's Forms 6-K filed with the Securities and Exchange Commission on September 3, 2025 and January 13, 2026.

Undue reliance should not be placed on these forward-looking statements. The forward-looking statements contained herein are made as of the date of this press release, and the Company undertakes no obligation to update or revise them publicly, except as required by law.

Investor & Media Contact

Alpha Compute Corp.
ir@alphacompute.ai
www.alphacompute.ai

ir(at)alphacompute.ai